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                                                                    EXHIBIT 23.1


                             ACCOUNTANTS' CONSENT

The Board of Directors
Evans & Sutherland Computer Corporation:

We consent to incorporation by reference in the Registration Statements No. 33-39623 and No. 2-76027 on Forms S-8 and Registration Statement No. 333-09657 on Form S-3 of Evans & Sutherland Computer Corporation of our report dated February 7, 1997, relating to the consolidated balance sheets of Evans & Sutherland Computer Corporation and subsidiaries as of December 27, 1996 and December 29, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 27, 1996, which report appears in the December 27, 1996 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.



                                        KPMG Peat Marwick LLP


Salt Lake City, Utah
March 25, 1997